Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MIDSTATES PETROLEUM COMPANY, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Midstates Petroleum Company, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 21, 2016 (the “Certificate of Incorporation”).

2. The Certificate of Incorporation is hereby amended by amending and restating in its entirety Article FIRST thereof to read as follows:

“FIRST. The name of the corporation is Amplify Energy Corp. (the “Corporation”).”

3. The Certificate of Incorporation is hereby further amended by amending and restating in its entirety Article SECOND thereof to read as follows:

“SECOND. The address of its registered office in the State of Delaware is Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904 in Kent County. The name of its registered agent at such address is Cogency Global Inc.”

4. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.

5. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Scott C. Weatherholt, its General Counsel and Corporate Secretary, this 6th day of August, 2019.

By:	/s/ Scott C. Weatherholt
Name:	Scott C. Weatherholt
Title:	General Counsel and Corporate Secretary

[Signature Page to Certificate of Amendment of

Second Amended and Restated Certificate of Incorporation]